CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2019 , which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Marathon Patent Group, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Henderson, Nevada

June 3, 2019